Exhibit 99.1

         OMI Corporation Announces Special Prorated Dividend

    STAMFORD, Conn.--(BUSINESS WIRE)--May 18, 2007--OMI Corporation (NYSE: OMM) of Stamford, Connecticut announced today that its Board of Directors has declared a special cash dividend contingent on the payment for OMI common shares by Omaha, Inc. in connection with the previously announced tender offer currently set to expire on Friday, May 25, 2007. The record date for the proposed dividend is Thursday, May 24, 2007. The payment date for the dividend will be the date the OMI common shares are actually purchased by Omaha, Inc. pursuant to the tender offer which is currently expected to occur on Thursday, May 31, 2007. The special dividend is a prorated amount equal to $0.15 per share multiplied by a fraction, the numerator of which is the number of days beginning on and including April 1, 2007 through and including the date Omaha, Inc. purchases the shares pursuant to the tender offer, and the denominator of which is ninety-one (the number of days in the quarter). Assuming the tender offer expires on May 25, 2007, as currently scheduled and that the shares are purchased on May 31, 2007, the anticipated dividend amount will be $0.10 per OMI common share. There can be no assurance that the shares will be purchased pursuant to the tender offer and accordingly, there can be no assurance that the special cash dividend will be paid to OMI shareholders of record as of the close of business on May 24, 2007. To the extent the shares are purchased pursuant to the offer at a later date, the amount of the dividend may exceed $0.10 per share but will not, in any event, exceed $0.15 per share.

    OMI Corporation is a major international owner and operator of tankers. Its fleet aggregates approximately 3.5 million deadweight tons and comprises 13 Suezmax tankers (7 of which it owns and 6 of which are chartered-in) and 32 product carriers (of which it owns 28 and charters-in 4). In addition, the Company has 2 product carriers under construction, which will be delivered in 2009.

    Forward-Looking Statements

    This release contains forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) which reflect management's current views with respect to certain future events and performance, including statements regarding the anticipated expiration of the tender offer by Omaha, Inc. for OMI Corporation and the corresponding payment of the contingent dividend.


    CONTACT: OMI Corporation
             Merete Serck-Hanssen, 203-602-6773